Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2025 with respect to the consolidated financial statements of BioRestorative Therapies, Inc. (the “Company”) for the years ended December 31, 2024 and 2023 included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Marcum LLP

Marlton, New Jersey

November 18, 2025